Exhibit 10.4(a)

OFFICE LEASE

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

for the benefit of its Real Estate Account

(“Landlord”)

and

SIENNA BIOPHARMACEUTICALS, INC.

a Delaware corporation

(“Tenant”)

Dated as of

May 10, 2016

LEASE OF PREMISES		1
BASIC LEASE PROVISIONS		1
STANDARD LEASE PROVISIONS		5
1.	TERM	5
2.	BASE RENT AND SECURITY DEPOSIT	6
3.	ADDITIONAL RENT	7
4.	IMPROVEMENTS AND ALTERATIONS	14
5.	REPAIRS	16
6.	USE OF PREMISES	17
7.	UTILITIES AND SERVICES	19
8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	22
9.	FIRE OR CASUALTY	25
10.	EMINENT DOMAIN	27
11.	ASSIGNMENT AND SUBLETTING	27
12.	DEFAULT	31
13.	ACCESS; CONSTRUCTION	33
14.	BANKRUPTCY	34
15.	SUBSTITUTION OF PREMISES	35
16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	35
17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	36
18.	PARKING; COMMON AREAS	37
19.	MISCELLANEOUS	39

LIST OF EXHIBITS

Exhibit A-l	Floor Plan(s)
Exhibit A-2	Legal Description of the Project
Exhibit B	Work Letter
Exhibit B-l	Tenant Improvements
Exhibit B-2	Description of Certain Tenant Improvements
Exhibit B-3	Exiting Furniture Inventory
Schedule One	Freestanding Furniture to be Removed
Exhibit C	Building Rules and Regulations
Exhibit D	Form Tenant Estoppel Certificate
Exhibit E	Tenant’s Commencement Letter
Exhibit F	Form of Letter of Credit
Exhibit G	Janitorial Specifications
Exhibit H	Reserved Parking

Addendum One	One Renewal Option at Market

-i-

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).

BASIC LEASE PROVISIONS

1.	Tenant:	Sienna Biopharmaceuticals, Inc., a Delaware corporation (“Tenant”)

2.	Building:	Building III Westlake North Business Park 30699 Russell Ranch Road Westlake Village, California 91362

3.	Description of Premises:	Suite 140

	Rentable Area:	7,002 square feet; provided, however, if the demising wall for the Premises is located in a location substantially different that it is shown on Exhibit B-2, Tenant shall have the right to request a remeasurement of the Rentable Area of the Premises per BOMA using an add-on factor of 1.12728.

	Building Size:	133,711 square feet (subject to Paragraph 18)

4.	Tenant’s Proportionate Share:	As to the Building: 5.24% (7,002 rsf / 133,711 rsf) As to the Project: 3.55% (7,002 rsf / 197,366 rsf) (See Paragraph 3)

5.	Base Rent:	(See Paragraph 2)

	Month 1*: Monthly Installment:	$18,205.20 ($2.60/square foot of Rentable Area/month)

*  If the Commencement Date is a day other than the first day of a calendar month, then Month 1 shall commence on the Commencement Date and end on the last day of the calendar month following the date that is thirty (30) days after the Commencement Date. For the avoidance of doubt, if the Commencement Date is a day other than the first day of a calendar month, then Month 1 will be longer than one month, and Month 2 will begin on the first day of a calendar month.

	Months 2 to 5, inclusive: Monthly Installment:	$0.00 ($2.60 (abated)/square foot of Rentable Area/month)

	Months 6 to 12, inclusive: Monthly Installment:	$18,205.20 ($2.60/square foot of Rentable Area/month)

	Months 13 to 24, inclusive: Monthly Installment:	$18,751.36 ($2.68/square foot of Rentable Area/month)

	Months 25 to 36, inclusive: Monthly Installment:	$19,313.90 ($2.76/square foot of Rentable Area/month)

	Months 37 to 40, inclusive: Monthly Installment:	$19,893.31 ($2.84/square foot of Rentable Area/month)

6.	Installment Payable Upon Execution:	$18,205.20 (to be credited toward the monthly installment of Base Rent payable for Month 1 of the Initial Term)

7.	Security Deposit Payable Upon Execution:	$109,231.20 in the form of a letter of credit (See Paragraph 2(c))

8.	Base Year for Operating Expense:	Calendar Year 2016 (See Paragraph 3)

9.	Initial Term:	Forty (40) months, commencing on the Commencement Date and ending on last day of the calendar month in which the fortieth (40th) month anniversary of the Commencement Date occurs (See Paragraph 1)

10.	Estimated Commencement Date:	August 1, 2016

11.	Estimated Termination Date:	November 30, 2019

12.	Broker(s) (See Paragraph 19(k)):

	Landlord’s Broker:	IDS Real Estate Group 515 S. Figueroa Street, 16th Floor Los Angeles, California 90071

Jones Lang LaSalle 21080 Centre Pointe Parkway, Suite 102 Santa Clarita, California 91350

	Tenant’s Broker:	Cresa Los Angeles 20950 Warner Center Lane, Suite B Woodland Hills, California 91362

13.	Number of Parking Spaces:	Twenty-Eight (28) total unreserved parking spaces, from which Tenant may elect from time to time to have up to four (4) spaces be covered and reserved parking spaces as set forth on Exhibit H hereto, throughout the Lease Term, as may be extended, at no additional charge to Tenant.

14.	Addresses for Notices:

	To: TENANT: Prior to occupancy of the Premises: Sienna Biopharmaceuticals, Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91631 Attn: CFO & CEO	To: LANDLORD: TIAA-CREF Attn: Global Real Estate Asset Management 730 3rd Ave, 14th floor New York, NY 10017

	After occupancy of the Premises: Sienna Biopharmaceuticals, Inc. Building III, Suite 140 30699 Russell Ranch Road Westlake Village, California 91362 Attn: CFO & CEO	With a copy to: TIAA-CREF Attn: Global Real Estate Asset Management 4675 MacArthur Court, Suite 1110 Newport Beach, CA 92660

And an additional copy to: TIAA-CREF Attn: Global Real Estate Legal 4675 MacArthur Court, Suite 1100 Newport Beach, CA 92660

And an additional copy to: IDS Real Estate Group Attn: David Saeta 515 South Figueroa Street, Sixteenth Floor Los Angeles, CA 90071

15.	Address for Payment of Rent:

All payments payable under this Lease shall be sent to Landlord at:

Teachers Insurance and Annuity Association

c/o IDS Real Estate Group

File 749023

Los Angeles, CA 90074-9023

or to such other address as Landlord may designate in writings.

16.	Guarantor:	None

17.	Effective Date:	See Cover Page

18.	Tenant Improvements	See Exhibit B

19.	The “State” is the State of California.

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraph 1 through Paragraph 19 which follow) and Exhibits A-1 through Exhibit A-2 and Exhibits B through Exhibit H, and Addendum One (One Renewal Option at Market), all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

STANDARD LEASE PROVISIONS

1.	TERM

(a) The Initial Term of this Lease and the Rent (defined below) shall commence on the earlier of (i) the date which is fifteen (15) days after the date that the Tenant Improvements are Substantially Completed, or (ii) the date which is fifteen (15) days after the date the Tenant Improvements would have been Substantially Completed except for Tenant Delays (the earlier of (i) or (ii), the “Commencement Date”). Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein (the “Expiration Date”). Unless Landlord is terminating this Lease prior to the Expiration Date in accordance with the provisions hereof, Landlord shall not be required to provide notice to Tenant of the Expiration Date. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease. The terms “Tenant Improvements” and “Substantial Completion” or “Substantially Completed’’ are defined in the attached Exhibit B Work Letter. “Tenant Delays” consist of those delays defined in Exhibit B.

(b) The Premises will be delivered to Tenant when the Tenant Improvements have been Substantially Completed. If the Commencement Date is delayed or otherwise does not occur on the Estimated Commencement Date, set forth in Item 10 of the Basic Lease Provisions, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. If Landlord does not Substantially Complete the Tenant Improvements by the Completion Date, then Tenant, as Tenant’s sole and exclusive remedy, may terminate this Lease by sending written notice of such termination to Landlord at any time after the Completion Date but prior to the Tenant Improvements being Substantially Completed. The term “Completion Date” shall mean November 1, 2016; provided, however, the Completion Date shall be postponed one (1) day for each day of Tenant Delay and one (1) day for each day of delay caused by events of Force Majeure.

(c) Notwithstanding the foregoing, subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises, following the date the Tenant Improvements are Substantially Completed and prior to the Commencement Date and subject to all of the terms and provisions of the Lease (except for the payment of Base Rent and Operating Expenses for the Premises), Tenant shall be allowed to access the Premises, for the purpose of installing Tenant’s furniture, fixtures, computer equipment, telephone equipment and other routine network connections, provided that Tenant does not thereby unreasonably interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project, Building or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, EVEN IF SUCH LOSS, DAMAGE, LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED SOLELY OR IN PART BY LANDLORD’S NEGLIGENCE, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. Any such occupancy or performance in the Premises shall be in accordance with the provisions governing Alterations in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Premises shall not make Landlord liable for any damages arising therefrom.

(d) Upon the occurrence of the Commencement Date, Landlord shall prepare and deliver to Tenant, Tenant’s Commencement Letter in the form of Exhibit E attached hereto (the “Commencement Letter”) which Tenant shall acknowledge (provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct) by executing a copy and returning it to Landlord. If

Tenant fails to sign and return the Commencement Letter to Landlord within ten (10) business days of its receipt from Landlord, the Commencement Letter as sent by Landlord shall be deemed to have correctly set forth the Commencement Date and the other matters addressed in the Commencement Letter. Failure of Landlord to send the Commencement Letter shall have no effect on the Commencement Date.

2.	BASE RENT AND SECURITY DEPOSIT

(a) Tenant agrees to pay during each month of the Lease Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions, except as otherwise expressly provided herein.

(b) Except as expressly provided to the contrary herein, Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. The first full monthly installment of Base Rent and Tenant’s Proportionate Share of Operating Expenses shall be payable upon Tenant’s execution of this Lease. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the Commencement Date is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis based on actual days in such months and paid in advance. When Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant agrees it shall be bound by and subject to all terms, covenants, conditions and obligations of this Lease during the period between the date possession is delivered and the Commencement Date, other than the payment of Base Rent, Additional Rent and parking charges, in the same manner as if delivery had occurred on the Commencement Date.

(c) Within ten (10) business days following the mutual execution and delivery of this Lease, Tenant shall deliver to Landlord a letter of credit from a United States based bank, reasonably acceptable to Landlord, in the amount of One Hundred Nine Thousand Two Hundred and Thirty One and 20/100 Dollars ($109,231.20) (the “Tenant Letter of Credit”), provided that the Tenant Letter of Credit is in the same form as the form of letter of credit attached as Exhibit F hereto, or in such other form satisfactory to Landlord, in its sole but reasonable discretion. Landlord hereby approves Comerica as the issuing bank if selected by Tenant to issue the Tenant Letter of Credit. At a minimum such Tenant Letter of Credit shall provide for the following: (a) it shall terminate no sooner than Termination Date of this Lease, or, if it shall terminate earlier, the Tenant Letter of Credit shall provide that it will automatically renew during each year of the Lease Term or replaced annually until the Termination Date, unless Landlord (the beneficiary thereof) is notified in writing by the issuer at least thirty (30) days prior to the expiration date that the Tenant Letter of Credit will not be renewed or replaced; and if Landlord is so notified of such non-renewal/non-replacement and Tenant does not replace the Tenant Letter of Credit on or prior to the date which is thirty (30) days prior to the expiration of the current Tenant Letter of Credit, Landlord (the beneficiary thereof) shall have the right to draw the full amount of such Tenant Letter of Credit prior to such earlier expiration date, and the amounts so drawn shall be held, applied and disbursed in accordance with the terms of this Paragraph 2 (c) of the Lease (provided, however, Landlord shall deliver such proceeds to Tenant within ten (10) business days following Tenant’s posting of a new Tenant Letter of Credit which complies with the terms of this Paragraph 2(c)), (b) it shall be irrevocable, and (c) it shall be transferable to any successor to Landlord’s interest under the Lease and the Project. If at any time during the Lease Term, the bank or financial institution that issues the letter of credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, or if there is a material adverse change in the financial or business condition of the bank or financial institution from the date of the Lease which could threaten the viability of the Tenant Letter of Credit as reasonably determined by Landlord, then following written notice from Landlord, Tenant shall have thirty (30) days to replace the Tenant Letter of Credit with a new letter of credit from a bank or financial institution reasonably acceptable to Landlord in Landlord’s reasonable discretion (which approval shall not be unreasonably withheld and shall be granted or denied within

(5) business days). If Tenant does not replace the Tenant Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Landlord within such thirty (30) day period, then notwithstanding anything in the Lease to the contrary, Tenant shall be in default, and Landlord shall have the right to draw upon the Tenant Letter of Credit for the full amount of the Tenant Letter of Credit, which amount shall be held and applied as the “Security Deposit” hereunder.

If Tenant defaults with respect to any provision of this Lease beyond applicable notice and cure periods, including, without limitation, the provisions relating to the payment of Rent or the cleaning of the Premises upon the termination of this Lease, or amounts which Landlord may be entitled to recover pursuant to the provisions of Section 1951.2 of the California Civil Code, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (i) for the payment of any Rent or any other sum in default beyond applicable notice and cure periods, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default hereunder beyond applicable notice and cure periods, or (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default hereunder beyond applicable notice and cure periods, including, without limitation, costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises following a default by Tenant hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In the event Landlord draws down the Letter of Credit pursuant to the terms of this Lease, Landlord shall not be required to keep the proceeds of the Letter of Credit separate from its general funds and Tenant shall not be entitled to interest thereon.

If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit or provide Landlord with a substitute Tenant Letter of Credit in the amount required hereunder within ten (10) business days to the appropriate amount, as determined hereunder. The Security Deposit or any unapplied balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code. Tenant also waives all provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any Tenant Affiliates (as defined in Paragraph 6(g)(i) below).

(d) The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions.

3.	ADDITIONAL RENT

(a) If Operating Expenses (defined below) for the Project for any calendar year during the Lease Term exceed Base Operating Expenses (defined below), Tenant shall pay to Landlord as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of such excess in accordance with this Paragraph 3; provided, however, notwithstanding anything to the contrary contained herein, no Operating Expenses shall be due under this Lease during the initial twelve (12) months of the Lease Term.

(b) “Tenant’s Proportionate Share” is, subject to the provisions of Paragraph 18. the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area for lease to third parties in the Project, as determined by Landlord pursuant to Paragraph 18.

(c) “Base Operating Expenses” means all Operating Expenses incurred or payable by Landlord during the calendar year specified as Tenant’s Base Year in Item 8 of the Basic Lease Provisions.

(d) “Operating Expenses” means all costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, all as determined in accordance with real estate accounting and management practices consistently applied, including without limitation, the following:

(i) Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project (collectively, (“Taxes”). Taxes shall also include, without limitation:

(A) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(B) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Taxes” for the purposes of this Lease;

(C) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Project, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(D) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(E) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or

(F) any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Taxes.

The Taxes for any given calendar year shall be the amount of Taxes due and payable during such calendar year; provided, that in the case of special assessments which may be paid in installments, only the installment, plus any interest, payable during the calendar year shall be included in Taxes. Landlord shall have the exclusive right to contest, petition for review, or otherwise seek a reduction in Taxes. Refunds of Taxes shall be credited against Taxes and refunded to Tenant regardless of when received, based on the calendar year to which the refund is applicable. Notwithstanding anything to the contrary, there shall be excluded from Taxes (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items paid by Tenant under Paragraph 3(h) of this Lease, (iii) tax penalties, interest or late charges, and (iv) any amounts charged directly to Tenant or other tenants.

(ii) The cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; insurance, including, but not limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and All Risk or Causes of Loss - Special Form coverage insurance for up to the full replacement cost of the Project and such other insurance as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its discretion, and the deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Project; any association assessments, costs, dues and/or expenses relating to the Project, personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement of window coverings provided by Landlord in the premises of tenants in the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); the maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Project; license, permit and inspection fees; all costs and expenses required by any governmental or quasi-governmental authority or by applicable law enacted after the Commencement Date, for any reason, including capital expenditures, and the cost of any capital expenditures made to the Project by Landlord that improve life-safety systems or reduce operating expenses to the extent of reduction reasonably anticipated by Landlord at the time of such expenditure (such costs to be amortized over the useful life of such items together with interest thereon at the rate of eight percent per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance and repair (to include the replacement of components subject to the amortization of capital expenditures as provided above) and other mechanical and electrical systems repair and maintenance; sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building, and the cost of providing security services, if any, deemed appropriate by Landlord. Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, and (ii) Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Project in an amount in excess of what Landlord actually incurred for the items included in Operating Expenses.

The following items shall be excluded from Operating Expenses:

(A) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(B) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(C) Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent and Operating Expenses payable under the lease with such tenant or other occupant;

(D) any depreciation or amortization of the Project except as expressly permitted herein;

(E) costs incurred due to a violation of Law (defined below) by Landlord relating to the Project;

(F) rent under any ground leases, principal, interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(G) all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Expenses;

(H) repairs or other work occasioned by fire, windstorm or other work paid for through insurance or condemnation proceeds (excluding any deductible);

(I) legal expenses incurred for (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (iv) the development and/or construction of the Project;

(J) repairs resulting from any defect in the original design or construction of the Project;

(K) space planners’ fees, marketing costs, inducements, and advertising and promotional expenses incurred in connection with the leasing of the Building or the Project;

(L) costs for which Landlord is actually reimbursed by (1) tenants, (ii) insurance from its insurance carrier (or costs for which Landlord would have been reimbursed by insurance carriers had Landlord maintained the insurance required by this Lease but any deductible thereunder shall be an Operating Expense), any insurance carrier of any tenant, or (iv) from any other third party;

(M) any bad debt loss, rent loss, or reserves for bad debts or rent loss and any reserves of any kind;

(N) expenses in connection with services (including separately metered utilities) or other benefits of a type which are not standard for the Building or the Project, and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Building or the Project whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(O) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building or the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or the Project, costs of any disputes between Landlord and its employees, disputes of Landlord with Building or the Project management;

(P) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building or the Project shall be allocated as a part of Operating Expenses only to the extent fairly apportioned to the time worked at the Building or the Project, and in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of Project manager;

(Q) fines, penalties, late charges and interest on delinquent payments;

(R) costs incurred due to the violation by Landlord of the terms and conditions of any underlying ground lease pertaining to the Building or the Project;

(S) costs for capital items except for all costs and expenses (i) required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted or made applicable to the Project after the Date of this Lease, (ii) intended to improve life-safety systems, or (iii) to reduce operating expenses, but only to the extent that such operating expenses are actually reduced (collectively, the “Permitted Capital Improvements”);

(T) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(U) costs of extra or after-hours HVAC, utilities or services which are provided to Tenant and or any occupant of the Project and as to which Tenant or such other occupants are separately charged;

(V) electric power, HVAC or other utilities costs for which any tenant directly contracts with a public service company and all items and services for which Tenant or any other tenant in the Project actually reimburses Landlord (other than de minimum amounts), or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(W) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(X) Rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of other similar class office buildings in the Westlake Village area (the “Comparable Buildings”), with adjustment where appropriate for the size of the applicable project, and if used for the management of other projects as well, such rent shall be equitably pro-rated;

(Y) Costs incurred to comply with applicable Laws with respect to Hazardous Materials, as defined below (including, without limitation, with respect to the monitoring, testing and reporting relating thereto) either (i) located on or below the surface of the Project, (ii) involving asbestos or (iii) located in the Project, which was in existence in the Building or on the Project prior to the Commencement Date;

(Z) Costs arising from Landlord’s charitable or political contributions;

(AA) Fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord’s gross rental revenues from the Project for any calendar year or portion thereof (excluding unapplied security deposits and unearned prepaid rent):

(BB) Costs arising from the gross negligence, illegal acts, or willful misconduct by Landlord or the Landlord Parties; and

(CC) Insurance deductibles in excess of customary deductible amounts carried by landlords of the Comparable Buildings; provided, however, that in connection with any insurance deductible amounts included in Operating Expenses as a result of an earthquake, hurricane or wind shall be amortized into Operating Expenses at the cost and over the term set forth above for capital expenditures.

(e) Operating Expenses that vary with occupancy in the Project for any calendar year during which actual occupancy of the Project is less than ninety-five percent (95%) of the Rentable Area of the Project shall be appropriately adjusted by employing real estate accounting and management principles, consistently applied, to reflect ninety-five percent (95%) occupancy of the existing Rentable Area of the Project during such period. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Project or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. Operating Expenses for the Tenant’s Base Year for Operating Expenses (as defined in Item 8 of the Basic Lease Provisions) shall not include Operating Expenses attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages. In no event shall the components of utilities for any calendar year related to electrical costs be less than the components of electrical costs in the Base Year for Operating Expenses. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made in an equitable manner to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In addition, Landlord shall have the right, from time to time, to equitably and consistently allocate and prorate some or all of the Operating Expenses among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated. Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Project.

(f) Prior to the commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall provide Tenant a written estimate which shall state such expenses in reasonable detail of Tenant’s Proportionate Share of excess Operating Expenses, if any, for the Project for the ensuing year. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. Within a reasonable period after the end of each calendar year, Landlord shall furnish Tenant a statement indicating in reasonable detail the excess of Operating Expenses over Base Operating Expenses for such period and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such excess as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant within thirty (30) days of demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(f) or refunded to Tenant, if requested by Tenant.

(g) All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or within thirty (30) days of demand, at the option of Landlord, as additional rent to be allocated to monthly Operating Expenses.

(h) Tenant shall pay ten (10) days before delinquency, all taxes and assessments (i) levied against any personal property, Alterations, tenant improvements or trade fixtures of Tenant in or about the Premises, (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises, and (iii) levied for any business, professional, or occupational license fees relating to Tenant or Tenant’s permitted use of the Premises. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall within thirty (30) days of demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord within thirty (30) days thereof. In the event that the Project is owned by an entity the property of which is exempt from taxation pursuant to the California Revenue and Taxation Code, Tenant’s possessory interest may be subject to property taxation pursuant to Section 107.6 of the California Revenue and Taxation Code and to the payment of property taxes levied on that interest in excess of the amount that should have been included in the Base Year for Operating Expenses. The full cash value, as defined in Sections 110 and 110.1 of the California Revenue and Taxation Code, of the possessory interest, upon which property taxes will be based, shall equal the greater of (A) the full cash value of the possessory interest or (B) if Tenant has leased less than all of the Project, Tenant’s allocable share of the full cash value of the Project that would have been enrolled if the Project had been subject to property tax upon acquisition by Landlord. The full cash value as provided for pursuant to either (A) or (B) of the preceding sentence shall reflect the anticipated term of possession if, on the lien date described in Section 2192 of the California Revenue and Taxation Code, that term is expected to terminate prior to the end of the next succeeding fiscal year. Tenant’s allocable share shall, subject to the preceding sentence, be the Rentable Area of the Premises divided by the Rentable Area of the Project, but in all cases, in excess of the amount that should have been included in the Base Year for Operating Expenses.

(i) Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of excess Operating Expenses shall not constitute a waiver of its right to require an increase in Rent, or in any way impair the continuing obligations of Tenant under this Paragraph 3. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or Tenant’s certified public accountant (but (a) in no event shall Tenant hire or employ an accounting firm or any other person to audit Landlord as set forth under this Paragraph who is compensated or paid for such audit on a contingency basis and (b) in the event Tenant hires or employs an independent party to perform such audit, Tenant shall provide Landlord with a copy of the engagement letter) shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records and appropriate back-up at Landlord’s accounting office. If, after such inspection, Tenant still disputes such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Expenses and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties agree that Landlord shall choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Expenses due by Tenant for the period in question; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Expenses to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Expenses or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Expenses, Tenant shall pay such additional Operating Expenses to Landlord within thirty (30) days of notice. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that Landlord’s original statement was in error in Landlord’s favor by more than five percent (5%), in which event Landlord shall pay and/or reimburse Tenant, as appropriately for all such costs up to a maximum amount of $5,000.00. Tenant waives the right to dispute any matter relating to the calculation of Operating Expenses or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord within one hundred eighty (180) days after delivery to Tenant of the original billing statement with respect thereto; provided, that in the event Landlord fails to make its accounting records for the applicable calendar year reasonably available for such purpose in accordance with the terms of this Paragraph 3(i), then such one hundred eighty (180) day audit period shall be extended one (1) day for each day that Tenant and/or Tenant’s auditor, as the case may be, is so prevented from accessing such accounting records. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.

(j) Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of excess Operating Expenses for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Operating Expenses paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.

(k) The Base Rent, Additional Rent, late fees, and other amounts required to be paid by Tenant to Landlord hereunder (including the excess Operating Expenses) are sometimes collectively referred to as, and shall constitute, “Rent”.

4.	IMPROVEMENTS AND ALTERATIONS

(a) Except as expressly provided otherwise in this Lease, including without limitation, Exhibit B, latent defects and Landlord’s on-going repair and maintenance obligations. Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term; provided, however, and notwithstanding the foregoing to the contrary, Landlord’s sole construction obligation under this Lease with respect to the initial Tenant Improvements is set forth in the Work Letter attached hereto as Exhibit B.

(b) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Alterations”) shall be subject to Landlord’s prior written consent. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. Tenant shall also have the right without Landlord’s consent or prior notice to Landlord to install phone, computer and telecommunications lines and cabling that do not materially affect the Building systems and are located entirely within the Premises. Tenant shall cause, at its sole cost and expense, all Alterations to comply with commercially reasonable insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required in the Premises by Laws as a result of any Alterations and any Alterations required outside the Premises shall be performed by Landlord and included in Operating Expenses. All Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Alterations shall be submitted to Landlord for its approval, which approval shall not be unreasonably withheld and shall be granted or denied within a reasonable period of time, but no later than thirty (30) days after Landlord’s receipt of such written request. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for any out-of-pocket costs incurred by Landlord in monitoring such construction. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord, so long as such contractors are reasonably available and competitively priced. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those non-general office improvements or non-general office Alterations from the Premises which (i) were not approved in advance by Landlord, (ii) were not built in conformance with the plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Alterations would need to be removed by Tenant upon the expiration of this Lease. Except as set forth in the proceeding sentence, Tenant shall not be obligated to remove such Alterations at the expiration of this Lease and Tenant shall not be obligated to remove any Tenant Improvements made by Landlord. Landlord shall not unreasonably withhold or delay its approval with respect to what improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease. If Landlord concurrently with Landlord’s consent requires Tenant to remove any or all of such Alterations from the Premises upon the termination of this Lease, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted. Any Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless Landlord notifies Tenant otherwise. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Alterations and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Alterations and final lien waivers from all such contractors and subcontractors. Additionally, upon completion of any Alteration, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s engineers and other consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Alterations and for the incorporation of such Alterations in the Landlord’s master Building drawings, within thirty (30) days after Tenant’s receipt of invoices either from Landlord or such consultants together with (in any event) an administrative charge of four percent (4%) of the actual costs of such work. In addition to such costs, Tenant shall pay to Landlord, within thirty (30) business days after completion of any Alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(c) Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) business days following notice from Landlord of the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s costs and expenses, with interest thereon at the Default Rate (defined below) and Tenant shall indemnify and defend each and all of the Landlord Indemnitees (defined below) against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.

(d) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.	REPAIRS

(a) Landlord shall maintain in good operating order and keep in good repair and condition, in a manner consistent with the maintenance and operations standards employed by landlords of Comparable Buildings, as part of Basic Services shall be limited to (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing, sprinkler, HVAC and life safety systems except for any lavatory, shower, toilet, wash basin and kitchen facilities that serve Tenant exclusively and were not part of the base Building core infrastructure and any supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems located in the Premises), and (v) Common Areas. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice. The foregoing notwithstanding: (i) Landlord shall not be required to repair damage to any of the foregoing to the extent caused by the negligence or willful misconduct of Tenant or it agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Paragraph 9. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord within thirty (30) days of demand, together with an administration fee equal to ten percent (10%) of such costs. Except as expressly provided in Paragraphs 9 and 12 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

(b) Tenant, at its expense, (i) shall keep the non-structural, interior portions of the Premises and all fixtures contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors reasonably approved by Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing in the Premises connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant and were not part of the base Building core infrastructure). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the Lease

Term. To the extent not covered by Landlord’s insurance, Tenant shall pay for the cost of any repairs to the Premises, the Building or the Project made necessary by any negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Tenant. If Tenant fails to make such repairs or replacements within thirty (30) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall within thirty (30) days of demand pay Landlord for the cost thereof, together with an administration fee equal to ten percent (10%) of such costs.

(c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition as when received , normal wear and tear and casualty excepted. Except as otherwise set forth in Paragraph 4(b) of this Lease, Tenant shall remove from the Premises all trade fixtures, furnishings and other personal property of Tenant and all computer and phone cabling and wiring installed by or on behalf of Tenant, shall repair all damage caused by such removal, and shall restore the Premises to its original condition, as when received, reasonable wear and tear excepted. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property, Tenant shall be deemed to have abandoned the same, in which case Landlord may store or dispose of the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion. All particles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term.

6.	USE OF PREMISES

(a) Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

(b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any law, statute, ordinance or any governmental rule, regulation or order (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law; provided, however, the costs of such compliance shall be governed by Paragraph 4 of this Lease. If any Law shall, by reason of the nature of Tenant’s non-general office use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, Alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense. This Lease shall be subject to and Tenant shall comply with all financing documents encumbering the Building or the Project and all covenants, conditions and restrictions affecting the Premises, the Building or the Project, including, but not limited to, Tenant’s execution of any subordination agreements requested by a mortgagee (which for purposes of this Lease includes any lender or grantee under a deed of trust) of the Premises, the Building or the Project.

(c) Tenant shall not at anytime use or occupy the Premises in violation of the certificates of occupancy issued for or restrictive covenants pertaining to the Building or the Premises, and in the event that any architectural control committee or department of the state or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or restrictive covenants, Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law. Any statement in this Lease of the nature of the business to be conducted by Tenant in the Premises shall not be deemed or construed to constitute a representation or guaranty by Landlord that such business is or will continue to be lawful or permissible under any certificate of occupancy issued for the Building or the Premises, or otherwise permitted by Law.

(d) Tenant shall not do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk, Causes of Loss - Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function. In addition to all other remedies of Landlord, Landlord may require Tenant, within thirty (30) days of demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.

(e) Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than the lesser of (i) five (5) persons per 1,000 square feet of Rentable Area, or (ii) the maximum density permitted by Law. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed any waste in, on, upon or about the Premises, the Building or the Project.

(f) Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters.

(g) As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other Person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment. The term “Permitted Hazardous Materials”

shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size in the comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.

(i) Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant or Tenant Affiliates.

(ii) Tenant agrees to indemnify, defend and hold Landlord and its Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof caused by Tenant or Tenant Affiliates.

(iii) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(iv) Each of the covenants and agreements of Tenant set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.

7.	UTILITIES AND SERVICES

(a) Landlord shall manage and operate the Project in a first-class manner consistent with Comparable Buildings and shall furnish, or cause to be furnished to the Premises and Common Areas at all times 24 hours per day, 7 days per week) except as otherwise set forth in this Lease, the utilities and services described in this Paragraph 7(a) (collectively the “Basic Services”):

(i) Tepid water at those points of supply provided on the floor of the Premises for general use of other tenants in the Project;

(ii) During Business Hours, excluding Holidays, central heat and air conditioning in season, at such temperatures and in such amounts as are necessary for normal comfort for normal office use or as may be permitted or controlled by applicable laws, ordinances, rules and regulations;

(iii) Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all Common Areas and all base Building infrastructure and systems and equipment of the Project in the manner and to the extent deemed by Landlord to be standard, subject to the limitation contained in Paragraph 5(a) above;

(iv) Janitorial service consistent with services provided by Comparable Buildings on a five (5) day week basis, excluding Holidays, such current janitorial specifications being set forth on Exhibit G hereto.

(v) An electrical system to convey power delivered by public utility providers selected by Landlord, but not to exceed a total allowance of five (5) watts per square foot of Rentable Area calculated based on Business Hours on an annualized basis (which includes an allowance for lighting of the Premises at the maximum wattage per square foot of Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations but excludes the Building heat, ventilation and air conditioning system and elevators);

(vi) Public elevator service at all times and a freight elevator serving the floors on which the Premises are situated, during hours designated by Landlord;

(vii) Landlord shall provide Tenant with appropriate contact information for Project personnel that Tenant may contact in the event of an emergency at the Premises or Building twenty-four (24) hours per day, seven (7) days per week (whether or not during Building Hours); and

(b) Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services (collectively the “Extra Services”):

(i) Such extra cleaning and janitorial services requested by Tenant, and agreed to Landlord, for special improvements or Alterations;

(ii) Subject to Paragraph 7(d) below, additional air conditioning and ventilating required by reason of any electrical, data processing or other equipment or facilities or services required support the same, in excess of that typically provided by the Building;

(iii) Maintaining and replacing non-Building standard lamps, bulbs, and ballast:

(iv) Heating, ventilation or air-conditioning provided by Landlord to Tenant (i) during hours other than Business Hours, (ii) on Saturdays (after Business Hours), Sundays, or Holidays, said heating, ventilation and air conditioning to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require and Tenant shall pay to Landlord $45/hour/zone for the initial Term;

(v) Any Basic Service in amounts reasonably determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with an administration fee equal to five percent (5%) of such cost, within thirty (30) days following presentation of an invoice therefore by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent; and

(vi) Upon Landlord’s reasonable approval in writing, Tenant and its telecommunication providers shall have access to the MPOE in the Building for connecting, set-up and installation of Tenant’s telecommunication cabling.

(c) Tenant agrees to cooperate fully at all times with Landlord and to comply with all reasonable non-discriminatory regulations and requirements which Landlord may from time to time prescribe for the use of the utilities and Basic Services described herein. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements, provided Landlord shall use commercially reasonable efforts to enforce any non-performance of the rules and regulations against the other occupants and tenants of the Project, to the extent such non-performance has an adverse effect on Tenant’s use of the Premises. The term “Business Hours” shall be deemed to be Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 9:00 A.M. to 1:00 P.M., excepting Holidays. The term “Holidays” shall be deemed to mean and include New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Tenant shall have the right, at its sole cost and expense, to install supplemental HVAC systems for the purpose of providing supplemental air-conditioning to the Premises (the “Tenant HVAC System”) in accordance with the terms of Paragraph 4 above. All aspects of the Tenant HVAC System shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) If Tenant requires utilities or services in quantities greater than or at times other than that required to be furnished by Landlord as set forth above, Tenant shall pay to Landlord, within thirty (30) days of receipt of a written statement therefor, Landlord’s actual cost for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be reasonably determined by Landlord, including payment of Landlord’s actual cost therefor. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant within thirty (30) days of demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Project.

(e) Except as otherwise expressly provided herein, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein for any reason (other than Landlord’s sole negligence or willful misconduct), including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor, except as otherwise expressly provided herein, shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable and diligent efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything in this Paragraph 7 to the contrary, if an interruption or cessation of a utility service to the Premises from a cause within the reasonable control of Landlord results in the Premises being unusable by Tenant for the conduct of Tenant’s business, then Base Rent shall be abated commencing on that date which is five (5) consecutive business days following the date Tenant delivers written notice to Landlord of such interruption and continuing until either such utility service to the Premises is restored or the Premises is again usable for the conduct of Tenant’s business. If, however, Tenant reoccupies any portion of the Premises during such abatement period, the Base Rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent shall be Tenant’s sole and exclusive remedy at law or in equity in the event of an interruption or cessation of a utility service to the Premises.

(f) Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for Basic Services and Extra Services so long as the Building Hours and the amounts of utilities supplied to Tenant do not materially decrease, Holidays do not materially increase, and so long such Basic Services and Extra Services are consistent with services supplied to Comparable Buildings.

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE

(a) To the greatest extent permitted by Law, and except to the extent caused by Landlord’s or its Affiliates’ negligence or willful misconduct, Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Project from any cause. Without limiting the foregoing, to the greatest extent permitted by law and except to the extent caused by Landlord’s or Landlord Parties’ negligence or willful misconduct, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraph 9 and Paragraph 10 of this Lease or as set forth in Paragraph 12) for (i) any damage to Tenant’s property stored with or entrusted to Landlord or Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project, or (v) any latent or other defect in the Premises, the Building or the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or earlier termination of this Lease.

(b) To the greatest extent permitted by Law and except to the extent caused by Landlord’s or its Affiliates’ negligence or willful misconduct and subject to Paragraph 8(e) below, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, trustees, directors, shareholders, employees, servants, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, directly or indirectly arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of, or use, occupancy or enjoyment of, the Premises, (2) any activity, work or other things done, permitted or suffered by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises (collectively, “Liabilities”). This Paragraph 8(b) shall survive the expiration or earlier termination of this Lease.

(c) Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Tenant to fully perform in accordance with this Paragraph within applicable notice and cure periods, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform, but all costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. The indemnification provided in Paragraph 8(b) shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

(d) Insurance.

(i) Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom and property damage to a combined single limit of $3,000,000 to one or more than one person as the result of any one accident or occurrence, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Paragraph 8 and in Paragraph 6(g)(ii) of this Lease (to the extent covered by a standard CGL Policy), which amount may be satisfied through a combination of commercial general liability insurance and an Excess Limits (Umbrella) Policy, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $500,000 per occurrence, and (C) Special Form property insurance, including fire and extended coverage, sprinkler leakage (including sprinkler leakage), vandalism, malicious mischief, wind and/or hurricane coverage covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy and any property covered other than to improvements to the Premises) and said policies shall be issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A

WAIVER OF SUBROGATION PROVISION. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. Certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein. Landlord and Tenant acknowledge that Tenant shall have the right to cover its insurance requirements set forth in this Paragraph 8(d) with a blanket policy and a combination of general liability and umbrella insurance coverages, provided that the amounts (based upon the general liability policy and the allocations of the umbrella policy) and other conditions required to be satisfied by the terms of this Paragraph 8(d) are satisfied by such coverages.

(ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in the metropolitan area in which the Building is located.

(iii) Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance.

(iv) Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in the metropolitan area in which the Premises is located, and (iii) commercial general liability insurance with a combined single limit coverage of at least $1,000,000.00 per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Expenses.

(e) Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

(f) Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD.

(g) Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.

(h) Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s non-general office use or occupancy of the Premises.

(i) Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease shall constitute an event of default hereunder subject to applicable notice and cure periods, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, upon five (5) business days’ notice to Tenant, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

9.	FIRE OR CASUALTY

(a) Subject to the provisions of this Paragraph 9. in the event the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto to substantially the same condition as existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore)

and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any personal property or other items installed or contained in the Premises, and (ii) in the event Landlord elects to terminate this Lease as provided in this Paragraph 9, Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any material damage or destruction occurring during the last twelve (12) months of the term of this Lease or any extension of the term.

(b) Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”-) of the Building or the Project, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building or the Project by uninsured casualty, the cost of Restoration of the Building or the Project, in the reasonable opinion of Landlord, exceeds $5,000,000; or (iii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds twenty percent (20%) of the replacement cost of the Premises; (iv) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Project, Building or Premises; or (v) where any mortgagee or ground lessor requires that insurance proceeds be applied to any outstanding mortgage or ground lease; or (vi) where there has been material damage or destruction to the Premises during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of a licensed architect or contractor reasonably selected by Landlord, be completed within one (1) year after the damage or destruction is discovered. Tenant may, within thirty (30) days following Landlord’s election to rebuild and/or restore the Premises. Building and/or Project, elect to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually substantially completed within one (1) year following the date of discovery of the damage, Tenant shall have the right to terminate this Lease until such time as the repairs are substantially complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than thirty (30) days nor more than ninety (90) days following the date of the Damage Termination Notice. In the event that the Premises or Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Paragraph 9, Tenant shall have the option to terminate this Lease by giving written notice to Landlord of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate sixty (60) days after the date of such notice and Tenant shall pay the Rent, properly apportioned up to such date of damage. Any such termination shall be made by ninety (90) days’ prior written notice to Tenant given within sixty (60) days of the date of such damage or destruction. If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Base Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises) in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for the permitted use bears to the total rentable square feet of the Premises; provided, further, if the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations therefrom, Landlord shall allow Tenant a total abatement during a commercially reasonable period of build-out time and a weekend to move-in). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

10.	EMINENT DOMAIN

In the event the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Base Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking, this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a Taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a Taking.

11.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld as hereafter provided and shall be granted or denied within a reasonable period of time, but no later than twenty-one (21) days after Landlord’s receipt of such written request and all information reasonably requested by Landlord. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, or encumbrance of all or any portion of Tenant’s Interest in this Lease or in the Premises and any grant of a license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Paragraph 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

(b) No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to pay other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease (as opposed to a sale of Tenant), and all such financial information as Landlord may reasonably request concerning the Tenant and proposed assignee or subtenant. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c) At any time within ten (10) business days after Landlord’s receipt of the information specified in subparagraph (b) above, Landlord may by written notice to Tenant elect to terminate this Lease as to the portion of the Premises so proposed to be subleased or assigned (which may include all of the Premises), with a proportionate abatement in the Rent payable hereunder.

(d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii) The intended use of the Premises by the assignee or sublessee is not for the permitted use;

(iii) Intentionally deleted.

(iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;

(v) The assignee or sublessee (or any affiliate of the assignee or sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous three (3) months as evidenced by an exchange of proposals, or is a current tenant or subtenant within the Building or Project if Landlord has space in the Building or Project of a similar size and length of term;

(vi) The identity or business reputation of the assignee or sublessee would be reasonably objectionable as tenants to landlords of Comparable Buildings;

(vii) the proposed sublease would result in more than two subleases of portions of the Premises being in effect at any one time during the Lease Term; or

(viii) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Paragraph 11, their sole remedy shall be to seek a declaratory judgment, monetary damages and/or injunctive relief, and, with respect thereto, Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee/sublessee, hereby waives all other remedies against Landlord, including, without limitation, the right to terminate this Lease.

(e) Except as provided in Paragraph 11(1) below, if any Tenant is a corporation, partnership or other entity that is not publicly traded on a recognized national stock exchange, any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Section 11. The term “control” as used in this Section 11(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease. Notwithstanding anything to the contrary in this Section 11(e), if the original Tenant under this Lease is a corporation, partnership or other entity, a change or series of changes in ownership of stock or other ownership interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding stock of or other ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control.

(f) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto but excluding consideration in connection with the sale of Tenant) exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half of all such excess Rent and other excess consideration within thirty (30) days following receipt thereof by Tenant. “Transfer Premium” shall mean all rent, additional rent or other consideration payable (in lieu or in addition to rent) by such transferee in connection with the transfer (as opposed to the sale of Tenant’s business) in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the transfer, (ii) any free rent reasonably provided to the transferee, (iii) any brokerage commissions in connection with the transfer, (iv) any key money, bonus money or other cash consideration paid by Tenant to transferee for furniture, fixtures, equipment and/or similar items; (v) any attorney fees incurred by Tenant in connection with such transfer (including attorneys’ fees paid to Landlord); (vi) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) paid by Tenant to transferee in connection with such transfer; and (vii) out-of-pocket marketing costs in connection with the transfer (collectively, “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by transferee to Tenant in connection with such transfer (as opposed to the sale of Tenant’s business), and any payment in excess of fair market value for services rendered by Tenant to transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to transferee in connection with such transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs for such subject space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively, “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

(g) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(h) If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, within thirty (30) days of demand, pay Landlord a non-refundable administrative fee of One Thousand Dollars ($1,000.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent not to exceed $2,500.00 in the aggregate. Acceptance of the One Thousand Dollar ($1,000.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.

(i) Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

(j) The joint and several liability of the Tenant named herein and any immediate and remote successor-in-interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

(k) Intentionally deleted.

(l) Notwithstanding anything to the contrary contained in this Paragraph 11, Landlord shall consent to (and Landlord shall not have any right to recapture any space pursuant to Paragraph 11(c) or any right to payment of excess Rent pursuant to Paragraph 11(f) with respect to or to collect any transfer fee) an assignment of this Lease or a sublease of all or part of the Premises by Tenant to any person or entity that is a subsidiary of Tenant or any person or entity which, directly or indirectly, controls Tenant or is controlled by Tenant or is under common control with Tenant, or to any entity into or with which Tenant may be merged, converted or consolidated or to which all or substantially all of the ownership interests or assets of Tenant are sold as a going concern (collectively a “Successor”), subject to the following conditions (each, a “Permitted Transfer”); (1) Tenant is not in default hereunder (beyond any applicable notice and cure period); (2) Tenant remains liable for all of its obligations under this Lease (or with respect to an assignment of Tenant’s entire interest in this Lease to a Successor or if Tenant otherwise ceases to exist as a result of or following the transaction, the Successor must assume, in a document reasonably satisfactory to Landlord, all of Tenant’s obligations under this Lease); (3) the nature and character of the use of the Premises shall remain the same, and the Tenant shall otherwise comply with the terms of this Paragraph 11 and this Lease; (4) Tenant shall have notified Landlord (and provided Landlord with a copy of the applicable assignment or sublease document and evidence reasonably satisfactory to Landlord of compliance with this Paragraph 11(1) and with the OFAC requirements as hereafter provided) in writing promptly following the effective date of such assignment or subletting, and (5) the transaction shall not be a subterfuge to avoid Tenant’s obligations under this Lease. The occurrence of a Permitted Transfer shall not waive Landlord’s rights with respect to any subsequent assignment, sublease or other transfer. The terms “control”, “controlled by” or “under common controlled with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control. Notwithstanding anything to the contrary contained herein, provided that there is no change in the executive management of the Tenant, any change of control which occurs through a pledge or sale of Tenant’s equity in connection with financing and/or raising capital shall also be deemed a Permitted Transfer under this Lease.

12.	DEFAULT

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “event of default” or “default” (herein so called) under this Lease by Tenant: (i) Tenant shall fail to pay Rent or any other rental or sums payable by Tenant hereunder within five (5) business days after Landlord notifies Tenant of such nonpayment; provided, however, Landlord shall only be obligated to provide such written notice to Tenant two (2) times within any calendar year and in the event Tenant fails to timely pay Rent or any other sums for a third time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide notice of such, non-payment to Tenant prior to declaring an event of default under this Lease; (ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in Paragraph 12(a)(i) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord; (iii) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (iv) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days, (vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days; (vii) any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; or (viii) Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Paragraph 12(a) shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.

(b) Landlord’s Remedies; Termination. In the event of any event of default by Tenant beyond applicable notice and cure periods, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and Landlord shall have all the rights and remedies of a Landlord provided by Section 1951.2 of the California Civil Code. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in subparagraph (i) and subparagraph (ii) of Paragraph 12(b) above, the “worth at the time of award” is computed by allowing interest at the Default Rate (as defined below). As used in subparagraph (iii) of Paragraph 12(b) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any event of default by Tenant beyond applicable notice and cure periods, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, upon terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Paragraph 5(c) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 12(c), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(d) Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue after Tenant’s receipt of written notice thereof from Landlord and applicable cure periods (except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances), Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within thirty (30) days after demand therefor as Additional Rent.

(f) Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Default Rate from the date due until paid. All interest, and any late charges imposed pursuant to Paragraph 12(g) below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease. The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in the State, as its “prime rate” or “reference rate”, plus three percent (3%), or (B) the maximum rate of interest permitted by Law.

(g) Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Base Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed to secure debt, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord within five (5) business days after Landlord provides Tenant with notice that such amount is past due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect,

(h) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(i) Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for Rent.

(j) Costs Upon Default and Litigation. Subject to Paragraph 19(a), Tenant shall pay to Landlord and its mortgagees as Additional Rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder beyond applicable notice and cure periods or the exercise of any remedy by reason of any default by Tenant hereunder beyond applicable notice and cure periods, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel reasonably approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

13.	ACCESS; CONSTRUCTION

Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises so long as such use does not materially and adversely interfere with Tenant’s use of the Premises for the permitted use. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Except in the event of an emergency, Landlord shall at all reasonable times, during normal business hours and after twenty-four (24) hours written or oral notice, have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants (for tenants, only during the last twelve (12) months of the Term), to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise, except as otherwise expressly provided herein; provided, however, any such entry shall be performed in an expeditious manner so as not to unreasonably interfere with Tenant’s use of or access to the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Paragraph 13 with Tenant (except entries for provision of janitorial services and for emergency services) so that Tenant, at Tenant’s option, may provide a representative to accompany Landlord. Even in emergency situations, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business operations. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the business of Tenant. Except as otherwise expressly provided herein, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of such purposes. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant, except as otherwise expressly provided herein. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease. Notwithstanding anything to the contrary set forth in this Paragraph 13, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by ‘Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building structure and/or the Building systems; (ii) as required by Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.

14.	BANKRUPTCY

(a) If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(b) If, after the Commencement Date, or if at any time during the term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after sixty (60) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

15.	SUBSTITUTION OF PREMISES

Subject to the conditions specified in this Paragraph 15, Landlord reserves the right without Tenant’s consent after giving not less than 90 days prior notice, may move Tenant to other space in the Building comparable in size and utility to the Premises, provided that the size of the new space is no less than ninety-five percent (95%) of the original Premises. In addition, such other space must: (i) contain similar finishes, quality and layout as the Premises, and the same or greater number of work stations, offices, breakrooms, ping pong room and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation; and (ii) be located on the ground floor. In such event, all terms hereof shall apply to the new space, except that Base Rent and Tenant’s Proportionate Share shall not increase as a result of such relocation (if the substituted premises are larger and shall decrease proportionately if the new space is smaller than the Premises. Landlord, at its expense, shall provide Tenant with tenant improvements in the new space at least equal in quality to those in the Premises. Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with such relocation, including without limitation, moving, re-cabling, installing Tenant’s furniture, fixtures and equipment signage and stationery-replacement costs. The parties shall execute a written agreement prepared by Landlord memorializing the relocation. Unless otherwise agreed to in writing by Tenant, Landlord shall effect the relocation move into the new space during a weekend or any Holiday or after 5:00 p.m. on a Friday (the “Approved Relocation Times”) so that Tenant’s business is not interrupted during the relocation. Notwithstanding the foregoing, if Landlord fails to substantially complete the relocation during the Approved Relocation Times and, as a result thereof, Tenant cannot open in the Relocation Space on the business day immediately following the relocation during the Approved Relocation Times, Tenant shall be entitled to receive a per diem abatement of Base Rent for each business day the relocation prohibits the Tenant from operating its business during such business day(s) as a result of the acts or omissions Tenant, its agents, employees or contractors.

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a) Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds to secure debt, deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition,

Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest. Furthermore, Tenant shall within fifteen (15) days of demand therefor execute any commercially reasonable instruments or other documents which may be required by Landlord or the holder of any Security Document and specifically shall execute, acknowledge and deliver within fifteen (15) days of demand therefor a commercially reasonable subordination of lease or subordination of deed of trust or mortgage; the failure to do so by Tenant within such time period shall be a material default hereunder; provided, however, the new landlord or the holder of any Security Document shall agree that Tenant’s quiet enjoyment of the Premises shall not be disturbed as long as Tenant is not in default under this Lease.

(b) If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired term of this Lease then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

(c) Intentionally deleted.

(d) Tenant shall, upon not less than ten (10) business days’ prior notice by the Landlord, execute, acknowledge and deliver to Landlord a commercially reasonable statement in writing which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have actual knowledge. The form of the statement attached hereto as Exhibit D is hereby approved by Tenant for use pursuant to this subparagraph (d); however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose. Tenant’s failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrances thereof or any assignee of any such encumbrance upon the Building or the Project.

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease thereafter arising so long as such obligations were assumed by such new purchaser. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b) Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Project and not thereafter, subject to Paragraph 17(a) above. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

(c) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease. Notwithstanding anything in this Lease to the contrary, nothing in this Lease shall impose any obligations upon Landlord or Tenant to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages, other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project.

(d) As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice under the provisions of Paragraph 17(b) to each beneficiary under a Security Document encumbering the Project of whom Tenant has received written notice (such notice to specify the address of the beneficiary). In the event Landlord shall fail to cure any breach or default within the time period specified in Paragraph 17(b). then prior to any termination of this Lease by Tenant, each such beneficiary shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within such period, then each such beneficiary shall have such additional time as shall be necessary to cure such default, provided that within such thirty (30) day period, such beneficiary has commenced and is diligently pursuing the remedies available to it which are necessary to cure such default (including, without limitation, as appropriate, commencement of foreclosure proceedings).

18.	PARKING; COMMON AREAS

(a) Tenant shall have the right to the nonexclusive use, except as otherwise provided in Item 13 of the Basic Lease Provisions, of the number of parking spaces located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, its officers and employees only. Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable and non-discriminatory discretion. The use of such spaces shall be subject to the reasonable and non-discriminatory rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Except as otherwise expressly agreed to in this Lease, Tenant agrees that Tenant, its officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Landlord may require execution of a commercially reasonable agreement with respect to the use of such parking areas by Tenant and/or its officers and employees as a condition of any such use by Tenant, its officers and employees. A default by Tenant, its officers or employees in the payment of such charges, the compliance with such rules and regulations, or the performance of such agreement(s) shall constitute a default by Tenant hereunder subject to applicable notice and cure periods. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those reasonably designated by Landlord for such activities. If Tenant repeatedly permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable within thirty (30) days of demand by Landlord.

(b) Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant), mechanical areas, ground floor corridors, elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are reasonably designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the reasonable and non-discriminatory rules and regulations contained herein and the provisions of any covenants, conditions and restrictions affecting the Building or the Project; provided, however, that such rules, regulations and restrictions shall not materially and adversely interfere with Tenant’s permitted use of the Premises, Building or the Project parking facilities and shall not be unreasonably or discriminatorily modified or enforced. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided such closures, alterations or changes do not change the nature of the Project to something other than a first-class office building project or materially and adversely affect Tenant’s use of the Premises, Building or Project or the Project parking facilities for the permitted use; provided, however, that (i) there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interruption with Tenant’s use of the Premises. In the event that the Project is not completed on the date of execution of this Lease, Landlord shall have the sole judgment and discretion to determine the architecture, design, appearance, construction, workmanship, materials and equipment with respect to construction of the Project. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof. Notwithstanding anything above to the contrary, Landlord shall maintain and operate the Project in a manner materially consistent with that of other Comparable Buildings, shall maintain and operate the Project in a manner materially consistent with that of other Comparable Buildings. Tenant shall have access to the Premises, the Building, Project and the parking areas servicing the same twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year; provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and (ii) be subject to restrictions on access recommended or imposed as a result of an emergency.

(c) Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Project” for purposes of allocating and calculating Operating Expenses so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Expenses are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length basis or some other basis reasonably and equitably determined by Landlord. In the case where the definition of the Project is revised for purposes of the allocation or determination of Operating Expenses, Tenant’s Proportionate Share shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Project (as then defined) represented by the Premises. The Rentable Area of the Project is subject to adjustment by Landlord from time to time to reflect any remeasurement thereof by Landlord’s architect, at Landlord’s request, and/or as a result of any additions or deletions to any of the buildings in the Project as designated by Landlord. Landlord shall have the sole right to determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall also have the right, in its sole discretion, to equitably allocate and prorate any portion or portions of the Operating Expenses on a building-by-building basis, on an aggregate basis of all buildings in the Project, or any other reasonable manner, and if allocated on a building-by-building basis, then Tenant’s Proportionate Share shall, as to the portion of the Operating Expenses so allocated, be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project.

19.	MISCELLANEOUS

(a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

(b) Waiver. No waiver by Landlord or Tenant of any provision of this Lease or of any breach by Tenant or Landlord hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant or Landlord. Landlord’s or Tenant’s consent to or approval of any act by Tenant or Landlord requiring Landlord’s or Tenant’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s or Tenant’s consent to or approval of any subsequent act of Tenant or Landlord. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Section 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, Landlord’s counsel may provide Notices to Tenant on behalf of Landlord and such notices shall be binding on Tenant as if such notices have been provided directly by Landlord.

(d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any; provided, however, Landlord agrees that the Building shall be monitored after-hours by a card-key or fob access system and that Landlord shall provide such access card-keys or fobs to Tenant at Landlord’s expense. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant shall provide such supplemental security services and shall install within the Premises such supplemental security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Except as provided herein, Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

(e) Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(f) Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, then Tenant shall, at Landlord’s election become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, within thirty (30) days of demand, as Base Rent for the holdover period, an amount equal to 150% of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments (including payment of Additional Rent) shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.

(g) Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

(h) Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within applicable notice and cure periods, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any (i) covenants, conditions and restrictions, (ii) master lease, or (iii) Security Documents to which this Lease is subordinate or may be subordinated.

(i) Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Real Property Records of the County in which the Project is located, prior to and subsequent to the date hereof, including, without limitation, all covenants, conditions and restrictions; provided, however, no covenants, conditions or restrictions or other documents affecting the Project or amendments thereto shall materially and adversely (i) affect Tenant’s use of the Premises, Building or Project or the Project parking facilities for the permitted use, (ii) affect Tenant’s rights under this Lease, or (iii) increase Tenant’s obligations under this Lease. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record of which it has received written notice. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises by Tenant. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents.

(j) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord.

(k) Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons claiming through Tenant other than those listed in Item 12 of the Basic Lease Provisions and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord agrees to pay the brokers listed in Item 12 a brokerage commission pursuant to a separate written agreement. Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the Landlord’s Broker named in Item 12 of the Basic Lease Provisions and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease other than the Tenant’s Broker, Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons claiming through Landlord other than those listed in Item 12 of the Basic Lease Provisions and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

(l) Project or Building Name and Signage. Landlord shall have the right at any time to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom.

(m) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(n) Time. Time is of the essence of this Lease and each and all of its provisions.

(o) Defined Terms and Marginal Headings. The words ‘‘Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Paragraphs 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(p) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of California. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality’, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(q) Authority. If Tenant is a corporation or limited liability company, hereby covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. If Tenant is a partnership or trust, Tenant hereby covenants and warrants that such person is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement. Tenant shall provide Landlord within thirty (30) days of demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

(r) Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.

(s) Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.

(t) Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit C attached hereto, and any reasonable and non-discriminatory changes thereto from time to time upon reasonable notice to Tenant; provided, however, that such rules, regulations and restrictions shall not materially and adversely interfere with Tenant’s permitted use of the Premises, Building or Project or Project parking facilities and shall not be unreasonably or discriminatorily modified or enforced. Tenant shall use commercially reasonable efforts to cause its agents, employees, representatives, invitees, licensees and subtenants to comply with such rules and regulations. To the extent any rules and regulations are contrary to the terms of this Lease, the terms of this Lease shall prevail. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations but shall use reasonable efforts to enforce if such failure adversely affects Tenant’s use of or access to the Building, parking or Premises.

(u) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(v) Financial Statements. Upon Landlord’s written request, but not more than once in any calendar year, and after executing a commercially reasonable non-disclosure agreement, Tenant shall promptly furnish Landlord, from time to time, with the most current audited financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant and an independent auditor to be true and correct, reflecting Tenant’s then current financial condition as are prepared in the ordinary course of business.

(w) Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Article 6 and Article 8 of this Lease and Section 19(f) of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

(x) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(y) Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR

IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Landlord and Tenant do hereby authorize and empower Landlord or Tenant to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(z) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(aa) OFAC Compliance.

(i) Certification. Tenant certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all Claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

(bb) No Easement For Light, Air And View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of

Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder; provided, however, notwithstanding anything to the contrary, Landlord agrees that Landlord shall not install any signage or other covering over any of Tenant’s windows including without limitation “wrap signage”.

(cc) Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or subtenant of the Premises, or to an entity or person to whom disclosure is require by applicable law or in connection with any action brought to enforce this Lease.

(dd) Intentionally deleted.

(ee) ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.

(ff) Separate Account. Notwithstanding anything contained in this Lease or in any other document executed in connection with the transaction contemplated hereby to the contrary and without limitation of Paragraph 17(c) hereof, any liability of Landlord shall be satisfied solely from the assets and properties of the Teachers Insurance and Annuity Association of America’s Real Estate Account established as a separate investment account of TIAA under New York law on February 22, 1995, and under the regulation of the State of New York Insurance Department (the “Separate Account”) (including all assets and properties allocated to or held for the account of the Separate Account), and in no event shall any recourse be had to any assets or properties held by TIAA in its general investment account or in any other of its existing or future separate accounts other than the Separate Account. The provisions of this Paragraph 19(ff) will survive the expiration or earlier termination of this Lease.

(gg) Tenant’s Signage. Tenant shall be entitled to (i) one (1) Building-standard directory listing on each of the two (2) main lobby directories in the Building (“Directory Board Listing”), the location of such directories shall be in Landlord’s sole and absolute discretion, and (ii) one (1) interior Building-standard suite signage located outside of the Premises, but near the entrance to the Premises, the location of which shall be designated by Landlord (“Interior Suite Signage”). Landlord shall install such signage at Landlord’s cost, and Tenant shall be responsible for the cost of all replacements or repairs thereto. The style, type, color, size, and design of the Directory Board Listing and Interior Suite Signage shall be designated by Landlord and shall comply with all sign criteria for the Building and all zoning, covenants, conditions and restrictions affecting the Project.

(hh) CASp Disclosure. As of the Effective Date, the Project has not undergone inspection by a Certified Access Specialist (CASp).

(ii) Tenant’s Security System. Landlord agrees that Landlord shall not unreasonably withhold, condition or delay its consent to Tenant installing, maintaining and replacing from time to time, at Tenant’s sole cost and expense, a security system for its Premises (“Tenant’s Security System”); provided, however, and notwithstanding the foregoing, Landlord shall have the right to access the Premises in the event of an emergency and Tenant shall provide Landlord with the necessary access codes, keys or similar means necessary for Landlord to be able to access the Premises. Notwithstanding the foregoing, Tenant’s Security System shall be subject to, and in compliance, with all applicable governmental Laws, applicable conditions, covenants and restrictions affecting the Building and shall be compatible with any Landlord security or access system installed at the Building. Tenant shall be solely responsible for the cost and expense of obtaining and maintaining any necessary permits for Tenant’s Security System and any licenses related thereto, and for the cost and expense of maintenance and utilities for Tenant’s Security System, if any. The means and method of installation of Tenant’s Security System in the Building shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for the repair of any damage to any portion of the Premises and/or Building caused by Tenant’s installation, use or removal of Tenant’s Security System. All rights and remedies of Landlord under the Lease (including, without limitation, Landlord’s self-help remedies) shall apply in the event Tenant fails to install and/or maintain Tenant’s Security System as herein required. Upon the expiration or earlier termination of this Lease, Tenant shall pay all costs associated with the removal of Tenant’s Security System and the restoration of the Premises (or any area in the Building outside of the Premises) where Tenant’s Security System is located to as near its original condition as may then be reasonably required by Landlord. The terms and provisions of this Paragraph 19(ii) shall survive the expiration or earlier termination of this Lease.

(jj) Existing Furniture. Tenant, in Tenant’s sole discretion and at no additional cost to Tenant shall have the right and be entitled to use the office furniture, desks, tables and chairs existing in the Premises as of the Date of this Lease, as further described on Exhibit B-3 attached hereto (such furniture, cubicles, desks and chairs being collectively referred to herein as the “Existing Furniture”). No later than thirty (30) days after the Date of this Lease, Tenant shall notify Landlord in writing whether Tenant has elected to use all or some of the Existing Furniture or require Landlord, at Landlord’s sole cost and expense, to remove all or some of the Existing Furniture prior to the Commencement Date. Notwithstanding the foregoing, Landlord hereby agrees to remove the pieces of furniture depicted in Schedule 1 to Exhibit B-3. In the event Tenant elects to use any or all of the Existing Furniture throughout the Lease Term, such Existing Furniture which Tenant elects to use shall be delivered with the Premises in its AS-IS, WHERE-IS and WITH ALL FAULTS condition, and Tenant hereby disclaims any and all warranties with respect to such Existing Furniture, whether express or implied (including, without limitation, any warranty of merchantability or fitness for a particular purpose). Furthermore, Tenant hereby understands and agrees that throughout the Lease Term, Tenant shall, at Tenant’s sole cost and expense, maintain, repair and keep such Existing Furniture in good working order, normal wear and tear excepted and Landlord shall have no obligation whatsoever to maintain, repair or replace any of such Existing Furniture, or to insure any of such Existing Furniture, and any loss or damage to such Existing Furniture shall be at Tenant’s sole risk and Tenant hereby releases Landlord from any obligation with respect thereto. Such Existing Furniture is and shall remain the property of Landlord and Tenant shall not remove or otherwise discard, modify and/or add to such Existing Furniture without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Tenant shall have the right to move or reconfigure such Existing Furniture within the Premises throughout the Lease Term. Upon the expiration or earlier termination of this Lease, Tenant shall surrender such Existing Furniture in the Premises in a safe, clean and neat condition, normal wear and tear excepted.

(kk) Roof Access. Landlord agrees that Tenant may install, maintain and replace from time to time one (1) satellite dish or similar antenna device, in a location reasonably designated by Landlord, the height and width of such devices to be reasonably acceptable to Landlord (hereinafter, the “Satellite Dish”) on the roof of the Building free of charge, subject to the following: (a) applicable governmental laws; (b) the right of Landlord to supervise any roof penetrations; (c) Landlord’s approval of the plans and specifications for the Satellite Dish and all connecting cables from the roof of the Building to the Premises; (d) compliance with the conditions of any roof bond maintained by Landlord on the Premises; (e) the Satellite Dish not being visible at street level, and (f) the Satellite Dish not interfering with any then existing satellite dish or other antenna on the roof of the Building.

Tenant shall be responsible for the repair of any damage to any portion of the Building caused by Tenant’s installation, use or removal of the Satellite Dish. The Satellite Dish shall remain the exclusive property of Tenant, and Tenant shall have the right to remove same at any time during the term of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorney’s fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Satellite Dish, which indemnity shall survive the expiration or earlier termination of the Lease.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, AS

LANDLORD, AND SIENNA BIOPHARMACEUTICALS, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”:		“TENANT”:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Real Estate Account		SIENNA BIOPHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Erik Sobek	By:	/s/ Frederick Beddingfield
Name:	Erik Sobek	Name:	Frederick Beddingfield
Title:	Senior Director	Title:	President and CEO

Date:	5/10, 2016

EXHIBIT A-1

FLOOR PLAN OF THE PREMISES

N

N

SHLEMMER • ALGAZE • ASSOCIATES

CULVER CITY · LOS ANGELES · NEWPORT BEACH · NEW JERSEY

515 S. Flower Street, Suite 100
Los Angeles, CA 90071

T 213 929 1400
F 213 929 1409

WESTLAKE NORTH BUSINESS PARK

30699 RUSSELL RANCH RD.
WESTLAKE VILLAGE, CA

1ST FLOOR

SUITE 140

04/27/16

A-1-1

EXHIBIT A-1

LEGAL DESCRIPTION OF THE PROJECT

A-1-2

EXHIBIT B

WORK LETTER

(a) Landlord agrees to furnish or perform, at Landlord’s sole cost and expense, in a good workmanlike manner utilizing Building-standard materials and finishes:

(i) Demise the Premises as set forth in Exhibit B-l and Exhibit B-2 hereto;

(ii) construction of those improvements specified in Exhibit B-l and Exhibit B-2 (collectively, the “Tenant Improvements”), attached hereto; and

(iii) (A) install new carpet and tile flooring on the first floor lobby and first floor Common Area corridors, (B) repaint the first floor lobby and first floor Common Area corridors, (C) install new furniture in the first floor lobby, and (D) cosmetically refurbish existing restrooms on the first floor with finishes and fixtures similar to those finishes in the second floor restrooms ((A) - (D), collectively, the “Refurbishment Work”).

(b) If Tenant shall desire any changes in the Tenant Improvements (including any upgrades, or above Building-standard materials or finishes), Tenant shall so advise Landlord in writing and Landlord shall price such changes and provide notice to Tenant of any delays caused by such changes. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Tenant Improvements which Tenant may request shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c) Landlord shall proceed with and complete the construction of the Tenant Improvements. Landlord shall use commercially reasonable efforts to complete the Refurbishment Work within ninety (90) days following the Commencement Date, however Landlord shall be the sole determinant regarding the scope, extent, style, finish, and the type of materials used in, the Refurbishment Work except to the extent set forth in Subsection (a)(ii) above. Landlord shall complete the Refurbishment Work in accordance with laws and in a good and workmanlike manner. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Tenant Improvements were Substantially Completed. The Tenant Improvements shall be deemed substantially completed (“Substantially Completed”) when, in the opinion of the Landlord’s architect (whether an employee or agent of Landlord or a third party architect) (“Architect”), the Premises are substantially completed and a Certificate of Occupancy or its legal equivalent allowing legal occupancy has been issued except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items, Tenant’s request for installing upgraded or non-Building-standard items, or Tenant’s interference with the construction of the Tenant Improvements (each of the foregoing, a “Tenant Delay”), and such Tenant Delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been; provided, however, no delay by Tenant shall be deemed to have occurred until after Landlord has given Tenant written notice of such delay and Tenant has failed to cure such delay within two (2) business days. Notwithstanding the foregoing, Landlord and Tenant shall work in good faith with each other and use commercially reasonable efforts not to use long lead items in connection with the Tenant Improvements. After the Commencement Date Tenant shall, within ten (10) business days of demand, execute and deliver to Landlord an accurate letter of acceptance of delivery of the Premises.

The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of Rent by Tenant. Except for incomplete punch list items which shall be completed as soon as possible thereafter. Tenant upon the Commencement Date shall have and hold the Premises as the same shall then be without any liability or obligation on the part of Landlord for making any further alterations or improvements of any kind in or about the Premises except as required by this Exhibit B.

B-1

EXHIBIT B-l

TENANT IMPROVEMENTS

Scope of Landlord’s work is based on the attached Demolition Plan and Space Plan prepared by View Design Studio (undated), attached as Exhibit B-2 below. Landlord’s scope is strictly limited to the following:

A.	LANDLORD’S BUILDING STANDARD SCOPE OF WORK:

1.	Demolition: Remove certain existing partitions in the space in order to achieve the overall space configuration as shown. Demolition includes elimination of the storage room next to the existing breakroom, front wall and door at the breakroom, and a door cut-in for a new exit door within the expanded breakroom. Remove all existing floor coverings.

2.	Partitions – Scar patch and finish wall ends where storage room was removed to enlarge the existing breakroom and add a single exit door utilizing building standard components.

3.	Door Assemblies – Provide and install one new building standard exit door assembly, with a keyed lockset only, located in the enlarged breakroom. Re-finish existing doors as necessary.

4.	Acoustical Ceilings – Existing ceiling system will generally remain in place. Patch grid where necessary to place in good condition and replace ceiling tiles that display highly visible damage.

5.	Millwork – Cabinetry in break room.

6.	Glass & Glazing – Double entry doors will not receive a sidelight as it is not consistent with the project.

7.	Floor finishes – Building standard carpet (up to two patterns), baseboard throughout. Provide and install new VCT and cove base in the break room. Tenant shall select colors from Landlord’s building standard materials.

8.	Wall finishes – All walls to receive one coat of primer and one coat of paint in a building standard color as selected by Tenant (up to two colors).

9.	Lighting Fixtures – See Item# 16 below. Landlord will ensure all lamps are in good working order.

10.	Power Requirements – All existing power in the premises shall remain, including in the existing server room. All existing power / circuits feeding the existing workstations shall remain as is. The reception area will receive one wall fed undedicated quad outlet and one voice and data outlet adjacent to the tenant supplied reception desk. Notwithstanding the foregoing, Landlord shall add in the Premises (except in the ping pong/conference room) additional electrical outlets as set forth in Item #6 in the notes set forth in the space plan in Exhibit B-2 attached hereto

11.	Air conditioning – The existing zones and overall supply air and return air grills shall remain as is. Conduct air balancing of the space.

12.	Fire Sprinklers – All sprinkler heads in the premises shall remain as is.

13.	Fire Alarm System – None, unless required by law to complete Landlord’s work contained herein.

14.	Plumbing – New sink with hot/cold water, garbage disposal and dish washer.

15.	Window treatments at perimeter windows – Existing coverings to be placed in good working order and replace as needed.

16.	Lights – Landlord shall be financially responsible for additive costs and schedule impacts related to the addition of light fixtures within the Premises, excluding the ping pong/conference room (which is at Tenant’s sole cost), that could trigger Title 24 Energy compliance. This would include engineering, plan check approvals and permits, and all work related to installing tenant’s light fixtures in the Premises, but excluding the ping pong/conference room.

B-1-1

B.	TENANT’S SCOPE OF WORK:

Tenant’s responsibility in connection with the tenant improvement work shall include but is not necessarily limited to the following:

1.	Furniture, Fixtures, and Equipment (“FF&E”) including any new work stations, furnishings, and reception desk.

2.	Removal of existing voice and data cabling and installation of new cabling

3.	Telephone systems and networking systems

4.	Security card access systems (see below under add alternates)

5.	Appliances & any interior signage/graphics.

C.	ADD ALTERNATES

The following are add alternate items to be selected by Tenant and costs for the below items shall be at Tenant’s expense:

1.	Tenant shall be financially responsible for additive costs and schedule impacts related to their desire to add a ping pong/conference room within the Premises that could trigger Title 24 Energy compliance. This would include engineering, plan check approvals and permits, and all work related such ping pong/conference room.

2.	Provide power, electrified hardware, make necessary door/frame modifications, and patch existing walls/and paint affected walls to accommodate Tenant’s card access system. Excludes the card access system.

3.	Tenant shall be financially responsible for additive costs and schedule impacts related to their desire to add power within the ping pong/conference room. Costs would include all necessary engineering, plan check approvals and permits, opening and patching of existing walls and ceilings. Scope can vary as it depends on Tenant’s electrical needs thus requires tenant’s determination on the scope.

4.	Replace all existing ceiling tiles in the premises with new ceiling tiles.

5.	Construct a new “Ping Pong/conference room” with full front glass per the space plan. Provide a new building standard door at the Ping Pong/conference room. The Ping Pong/conference room will receive two new wall fed undedicated outlets and two voice & data outlets. The Ping Pong/conference room will receive a new supply ducting and grill from an existing zone, along with a return air grill. Slight modifications to the fire sprinkler heads will occur at the enlarged breakroom and at the new Ping Pong/conference room. Provide an aluminum frame and full front glass around the proposed Ping Pong/conference room.

The add alternate items must be approved within three (3) business days of receipt of Landlord’s cost to Tenant to minimize potential schedule delays relating to the add alternate items.

B-1-2

EXHIBIT B-2

DESCRIPTION OF CERTAIN TENANT IMPROVEMENTS

SEE ATTACHED

B-2-1

B-2-2

B-2-3

EXHIBIT B-3

EXISTING FURNITURE INVENTORY

Suite 140 Furniture Inventory
Date: 4/20/2016

	RH/LH	Qty
Office Sets:
Wood desk w/return	RH	6
Desk Chair
2 wooden side chairs

Wood desk w/return	LH	7
Desk Chair
2 wooden side chairs

Wood desk w/return	RH	2
Desk Chair
No side chairs

	Drawers	Qty
File cabinets:
Metal file cabinets - Lateral	4	7
Metal file cabinets - Lateral	2	9
Wood file cabinets - Lateral	2	26
Metal file cabinets	2	1

	Shelves	Qty
Book Shelves:
Wood Open	4	2
Wood Open	3	1
Wood Open (double)	3	1
Wood Open	5	2

	Chairs	Qty
Confernce table:
Wood - Large oval	14	1
Wood - Small Oval	6	1
Wood - Small Round	3	1

Work Stations:
Tall w/desk chair		12
Short w/desk chair		12

		Qty
Misc:
Stand alone cunter top with 2 3-drawer cabinets - laminate		1
Tall wood chair		1
Small Side table		2
Desk Return w/desk chair		1
Extra Desk Chairs		19
Work Table		3
Round Kicthen Table		1
Kitchen Chairs		4
Small metal cabinet		1
Extra wood side chairs (reception)		2
Open cabinet- lamintae		1
Wood Recption work station		1
Metal cabinet w/Doors - Tall Double		2

B-3-1

SCHEDULE ONE TO EXHIBIT B-3

SEE ATTACHED

Schedule One to Exhibit B-3-1

Schedule One to Exhibit B-3-2

Schedule One to Exhibit B-3-3

Schedule One to Exhibit B-3-4

Schedule One to Exhibit B-3-5

Schedule One to Exhibit B-3-6

Schedule One to Exhibit B-3-7

Schedule One to Exhibit B-3-8

Schedule One to Exhibit B-3-9

Schedule One to Exhibit B-3-10

Schedule One to Exhibit B-3-11

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways and corridors of halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and the Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals only for the purpose of conducting its business in the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any exterior window or door of the Premises other than Landlord standard window coverings. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without the written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the exterior of the Premises, the Building or the Project without the prior written consent of the Landlord. If the Landlord shall have given such consent at the time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant. Interior signs on exterior doors and the directory tablet shall be inscribed, painted or affixed for each tenant by the Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to the Landlord. Except as set forth in the Lease, the directory tablet will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into Common Area halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. Tenant shall see that the exterior windows, transoms and doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave windows open when it rains. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent undue waste or damage. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

5. The toilet rooms, water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6. No tenant shall mark, paint, drill into, or in any way deface any part of the Building (outside of the Premises) or the Project. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

7. No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items (including those suitable for microwave heating) for tenants and their employees shall be permitted, provided that the power required therefor shall not exceed that amount which can be provided by a 30 amp circuit. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises. Smoking or carrying lighted cigars, cigarettes or pipes in the Building is prohibited.

8. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco (except by a cigarette vending machine for use by Tenant’s employees) in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau, without the express written consent of Landlord. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any illegal purposes.

9. No tenant shall make, or permit to be made any unseemly or disturbing noises to emanate from the Premises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or skylights or down the passageways.

10. No tenant, subtenant or assignee nor any of their servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance, other than items incidental to general office use.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof. Each tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord shall reasonably determine from time to time, without the express written consent of Landlord. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to the Project Management Office and under its supervision, and the persons employed by any tenant for such work must be reasonably acceptable to the Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13. No tenant shall purchase janitorial maintenance or other similar services from any person or persons not reasonably approved by Landlord.

14. Intentionally deleted.

15. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or the Project or its desirability as an office location, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

16. Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 7:00 A.M. and at all hours on Saturday, Sunday and legal holidays all persons who do not present a pass or card key to the Building approved by the Landlord. Each tenant shall be responsible for all persons who enter the Building with or at the invitation of such tenant and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right, without abatement of Rent, to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants, the protection of the Building, and the property in the Building.

17. Any persons employed by any tenant to do janitorial work shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Project Management Office (but not as an agent or servant of said Office or of the Landlord), and such tenant shall be responsible for all acts of such persons.

18. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

19. The requirements of Tenant will be attended to only upon application to the Project Management Office.

20. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall report and otherwise cooperate to prevent the same.

21. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

22. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

23. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks, except those equipped with rubber tires and rubber side guards.

24. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

25. The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord.

26. If the Tenant desires telephone or telegraph connections, the Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without direction from the Landlord.

27. The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoeshining services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to the Tenant or its employees. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

28. The Building is a non-smoking building. Smoking is prohibited at all times within the entire Building, including all leased premises, as well as all public/common areas and parking areas for the Building, including any attached parking garage structure. This prohibition applies during business and non-business hours to restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, the lunch room and any other public/common area, as well as to all areas within the Leased Premises by Tenants. Smoking is only permitted in the designated smoking area outside the Building and away from the entrances to the Building.

29. The Building and Project is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas. This prohibition applies to all public areas, including without limitation, restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the building.

EXHIBIT D

FORM TENANT ESTOPPEL CERTIFICATE

TO:	(“Landlord”)

and:

(“Third Party”)

Re:	Property Address:
Lease Date:
Between , Landlord and
, Tenant
Square Footage Leased:
Suite No.
Floor:

The undersigned tenant (“Tenant”) hereby certifies to Third Party and Landlord as follows:

1. The above-described Lease has not been canceled, modified, assigned, extended or amended except                     .

2. Base Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $            , and the amount of the security deposit is $            .

3. Base Rent is currently payable in the amount of $             monthly exclusive of Tenant’s Proportionate Share of Operating Expenses.

4. The Lease terminates on                     , 20     subject to any renewal option(s) set forth in the Lease.

5. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except                     .

6. The Lease is: (a) in full force and effect; (b) to Tenant’s actual knowledge, free from default; and (c) to Tenant’s actual knowledge, Tenant has no claims against the Landlord or offsets against rent.

7. The Base Year for Operating Expenses, as defined in the said Lease, is                     .

8. The undersigned has no right or option pursuant to the said Lease or otherwise to purchase all or any part of the Premises or the Building of which the Premises are a part.

D-1

9. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the Premises and Building.

10. The statements contained herein may be relied upon by the Landlord and by any prospective purchaser of the property of which the Premises is a part and its mortgage lender.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

If Tenant is a corporation, the undersigned signatory is a duly appointed Officer of the corporation.

Dated this day of , 20

Tenant:

By:
Name:
Title:

D-2

EXHIBIT E

TENANT’S COMMENCEMENT LETTER

To:	(“Landlord”)

Date:
Tenant’s Commencement Letter

The undersigned, as the Tenant under that certain Office Lease (the “Lease”) dated             , made and entered into between             , a                      as Landlord, and the undersigned, as Tenant, hereby certifies that:

1.	The Commencement Date of the Lease was .

2.	The Expiration Date of the Lease is .

3.	The Lease is in full force and effect and has not been modified or amended.

4.	To Tenant’s actual knowledge, Landlord has performed all of its obligations to improve the Premises for occupancy by the undersigned.

5.	TENANT’S FAILURE TO SIGN AND RETURN THIS LETTER (MARKED TO MAKE ACCURATE IF NECESSARY) WITHIN 10 BUSINESS DAYS SHALL BE DEEMED TENANT’S APPROVAL OF THIS LETTER.

Very truly yours,

a

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF LETTER OF CREDIT

SPECIMEN LANGUAGE ONLY

EXHIBIT A

COMERICA BANK HAS PREPARED THIS SPECIMEN UPON THE REQUEST AND BASED ON THE

INFORMATION PROVIDED. NO REPRESENTATION AS TO THE ACCURACY OR WILLINGNESS FOR

COMMITMENT IS MADE BY COMERICA BANK TO ISSUE THIS LETTER OF CREDIT IN THIS OR ANY

OTHER FORM. WHEN SIGNED, THIS EXHIBIT A WILL BECOME AN INTEGRAL PART OF THE

CORRESPONDING STANDBY LETTER OF CREDIT APPLICATION AND AGREEMENT.

APPROVED BY: SIENNA BIOPHARMACEUTICALS, INC.

APPLICANT’S SIGNATURE	DATE

Beneficiary:	Applicant:
Teachers Insurance and Annuity Association of America	Sienna Biopharmaceuticals, Inc.
2945 Townsgate Road, Suite 200
Attn: Global Real Estate Asset Management	Westlake Village, CA 91361
730 3rd Ave, 14th floor
New York, NY 10017

Specimen Date: April 26, 2016	Date and Place of Expiry: April 1, 2017 office of Issuing Bank or any automatically extended date, as herein defined.
Amount:
USD109,231.20 US DOLLARS: One Hundred Nine Thousand Two
Hundred Thirty One and 20/100 only

We hereby open our Irrevocable Standby Letter of Credit no. <<InstrumentID>> in your favor, for account of Sienna Biopharmaceuticals, Inc. for a sum of USD 109,231.20 (One Hundred Nine Thousand Two Hundred Thirty One and 20/100 U.S. Dollars) available by your draft(s) at sight on Comerica Bank when accompanied by:

1.	The original of this Irrevocable Standby Letter of Credit and Amendment(s) if any.

2.	Beneficiary’s statement on its letterhead dated and signed by the Beneficiary, indicating name and title of the signer using either of the wording as follows:

A. The undersigned hereby certifies that the amount of USD (amount) is being drawn under Comerica Bank’s Standby Letter of Credit no. <<InstrumentID>> as there has been an uncured default or event of default under one or more of the terms of that certain Office Lease dated (need date) that exists by and between Teachers Insurance and Annuity Association of America (as “Landlord”) and Sienna Biopharmaceuticals, Inc. (as “Tenant”).

or

B. The undersigned hereby certifies that we have received a written notice of Comerica Bank’s election not to extend their Standby Letter of Credit No. <<lnstrumentID>> and have not received a replacement Letter of credit or any other financial assurance satisfactory to us from Sienna Biopharmaceuticals, Inc.

Special Conditions:

All signatures must be manually executed in original.

All information required whether indicated by blanks, brackets or otherwise, must be completed at the time of drawing.

Partial drawings and multiple presentations may be made under this Irrevocable Standby Letter of Credit, provided, however, that each such demand that is paid by us shall reduce the amount available under this Irrevocable Standby Letter of Credit.

It is a condition of this Irrevocable Standby Letter of Credit that it shall be deemed automatically extended without amendment for a period of one year from the present or any future expiration date, unless at least thirty (30) days prior to the expiration date we send you notice by overnight courier that we elect not to extend this Irrevocable Standby Letter of Credit for any such additional period. Said notification will be sent to the address indicated above, unless a change of address is otherwise notified by you to us in writing by receipted mail or courier.

In the event the Letter of Credit is allowed to auto extend on April 1, 2022, the extension period will be to a final expiration date of July 31, 2022. In no event and without any further notice from ourselves will this Letter of Credit be allowed to extend beyond July 31, 2022.

This Standby Letter of Credit may be successively transferable in its entirety (but not in part) up to the then available amount in favor of a nominated Transferee (“Transferee”), assuming such transfer to such Transferee is in compliance with all applicable U.S. laws and regulations. If transferred, this Standby Letter of Credit must be returned to us together with our transfer form (available upon request), duly executed. We are under no obligation to transfer this Standby Letter of Credit, except to the extent and in the manner expressly consented to by us, and until all charges for the transfer are paid. In case of any transfer, the draft and any required statement must be executed by the Transferee and where the Beneficiary’s name appears within this Standby Letter of Credit, the Transferee’s name is automatically substituted therefore. At the time of the transfer request, the original of this Standby Letter of Credit and any amendment(s) thereto must be provided. Comerica Bank will not assume or undertake any liability or responsibility for verifying, validating or authenticating the authority or rights of any party(ies) requesting the transfer of this Letter of Credit or executing any document(s) in connection therewith.

All fees relating to this Letter of Credit, including any and all transfer related costs shall be paid by the Applicant.

Notwithstanding any preprinted wording to the contrary on our standard transfer form, payment of all transfer fees is for the Applicant’s account.

All drafts required under this Irrevocable Standby Letter of Credit must be marked: “Drawn under Comerica Bank Irrevocable Standby Letter of Credit no. <<InstrumentID>>.”

In the case of cancellation, the original Standby Letter of Credit and all Amendments thereto must be returned to us together with a written request from Beneficiary referencing this Standby Letter of Credit number and authorizing its cancellation.

All documents are to be dispatched in one lot by courier service to Comerica Bank International Trade Services, 2321 Rosecrans Ave., 5th fl. El Segundo, CA 90245, Attn: Standby Letter of Credit Dept.

This Irrevocable Standby Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not be in any way modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this Irrevocable Standby Letter of Credit is referred to or to which this Irrevocable Standby Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

We hereby engage with you that all drawing(s) made under and in compliance with the terms of this Irrevocable Standby Letter of Credit will be duly honored if drawn and presented for payment at our office located at Comerica Bank International Trade Services, 2321 Rosecrans Ave., 5th fl., El Segundo, CA 90245, Attn: Standby Letter of Credit Dept. on or before the expiration date of this Standby Letter of Credit, or any automatically extended date. Presentation for payment may also be made by Beneficiary on or before the expiration date of this Standby Letter of Credit via facsimile transmission at: (310) 297-2885; and simultaneously under telephone advice to: (310) 297-2858 or (310) 297-2840, attention: Standby Letter of Credit No. <<InstrumentID>>, with originals to follow by overnight courier service; provided, however, we will determine honor or dishonor on the basis of presentation by facsimile alone, and will not examine the originals.

Except so far as otherwise expressly stated herein, this Standby Letter of Credit is subject to the “International Standby Practices” (ISP 98) International Chamber of Commerce (Publication No. 590).

END OF SPECIMEN FORMAT

EXHIBIT G

JANITORIAL SPECIFICATIONS

CLEANING SCHEDULE

OFFICE AREAS:

NIGHTLY SERVICES – FIVE (5) NIGHTS PER WEEK

•	Empty wastebaskets, ashtrays and other trash receptacles. Ashtrays are to be wiped clean. Trash is to be removed from building to designated pick-up area.

•	All chairs and wastebaskets to be returned to proper position after cleaning.

•	Dust mop all composition floors with specially treated dust mops.

•	Vacuum carpets.

•	Thoroughly dust desks, office furniture and office accessories. Desk-top papers, desk accessories are not to be moved.

•	Remove fingerprints, soil smudges from doors, door frames and wall-switch plates.

•	Spot-clean entrance door glass and all partition glass.

•	Clean glass desk tops. Desk tops must be completely cleared of all papers.

PUBLIC AREAS:

NIGHTLY SERVICES – FIVE (5) NIGHTS PER WEEK

•	Clean, polish and sanitize drinking fountains.

•	Dust-mop all composition floors with specially treated dust mop. Damp-mop and buff, as necessary.

•	Thoroughly vacuum all corridor carpets.

•	Remove fingerprints, soil smudges from doors, door frames and wall-switch plates.

•	Empty wastebaskets, ashtrays and other trash receptacles. Ashtrays are to be wiped clean. Trash is to be removed from building to designated pick-up area. (Trash removal from building to be provided by outside trash-removal vendor.)

•	Spot-clean entrance door glass and all partition glass.

•	Clean and polish elevator doors and control panels. Thoroughly clean inside of elevator cabs. Vacuum door tracks and saddles.

•	Sand jars to be wiped clean and fine-screened.

•	Spot-mop traffic areas for spillage.

•	Police all outside entrance-ways to building lobby.

OFFICE AND PUBLIC AREAS:

WEEKLY SERVICES – ONCE PER WEEK

•	Completely dust all low-reach areas, chair rungs and inside of door jambs.

•	Completely dust window sills, window ledges, door louvers and wood paneling modeling, handrails and railings.

•	Dust levelor blinds where applicable.

•	Clean and polish entrance door metal and thresholds.

•	Clean fire extinguishers and/or fire hose cabinets; dust and clean cabinet glass.

•	Remove all spots, smudges, and marks from doors, partitions, walls, woodwork, window frames, mullions and ledges, wall switches and outlet plugs on floors and walls.

•	Police all stairways throughout building.

•	Clean all baseboards.

•	Clean and sanitize telephones.

MONTHLY SERVICES – ONCE PER MONTH

•	Dust all high-reach areas; door frames, door tops and partitions.

•	Dust all picture moldings, frames and blinds.

•	Clean fire extinguishers and/or fire hose cabinets; dust and clean cabinet glass.

RESTROOM SERVICE:

NIGHTLY SERVICES – FIVE (5) NIGHTS PER WEEK

•	Empty wastebaskets and sanitary napkin receptacles.

•	Refill toilet tissue, paper towel, seat-cover, soap and sanitary napkin dispensers.

•	Wash, rinse and wipe dry all lavatory and lavatory fixtures.

•	Clean and polish all metalwork.

•	Thoroughly clean and disinfect toilets; top and bottom.

•	Thoroughly clean toilet bowls and urinals; removing stains – keep free of scale.

•	Mop floors with a germicidal solution.

WEEKLY SERVICES

•	Dust ops of partitions and wainscoting.

•	Wash down urinal screens and adjacent tile.

MONTHLY SERVICES

•	Dust walls and ceiling vents.

•	Scrub floors with a special germicidal solution.

•	Thoroughly wipe down all the walls and partitions.

•	Spot-clean walls around lavatories.

•	De-scale toilets and urinals.

QUARTERLY SERVICES – ONCE EVERY THREE MONTHS

•	Pour clean water down floor drains to prevent sewer gas from escaping.

•	Thoroughly clean all soap dispenser nozzles.

FLOOR SERVICES:

•	Damp mop hard-surface lobby floors – Nightly.

•	Clean and refinish all hard-surface floors – Monthly.

MISCELLANEOUS SERVICES:

•	All cleaning personnel will be instructed to immediately report any damages, plumbing problems, etc. which they encounter during cleaning to the Crew Supervisor.

•	All designated lights will be turned off – Nightly.

•	Janitor’s storage closet and all building service areas will be kept in a neat and orderly condition at all times.

•	Interior windows are cleaned once per year and exterior windows are cleaned two (2) times per year.

EXHIBIT H

RESERVED PARKING

H-1

ADDENDUM ONE

(BASEBALL ARBITRATION)

ONE RENEWAL OPTION AT MARKET

(a) Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (i) Tenant is the Tenant originally named herein or an occupant pursuant to a Permitted Transfer, (ii) Tenant and Affiliates actually collectively occupy at least seventy-five percent (75%) of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no event of default exists beyond applicable notice and cure periods; then Tenant shall have the right to extend the Lease Term for an additional term of three (3) years (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.

(b) The Base Rent payable by Tenant to Landlord during the Extension Term shall be the Fair Market Rent, as defined and determined pursuant to Paragraph (c), Paragraph (d), and Paragraph (e) below.

(c) The term “Fair Market Rent” shall mean the net (including reducing such rate if market concessions are not actually being granted to Tenant) market rental rate for the Premises or other applicable space (determined by reference to comparable space in the Project and in comparable suburban office buildings within a one-mile radius of the Project) that would be payable by a willing tenant to a willing landlord, neither being under any compulsion to act, in equal monthly payments during a term equal to the applicable term and commencing on the first day of the applicable term thereof (taking into consideration all pertinent factors, including, without limitation, the length of term, use, quality of services provided, size of space, location of the space within the building, definition of net rentable area, condition of the space, leasehold improvements or tenant improvement allowance provided, quality, age, and location of the applicable building, tenant clientele of the building, financial strength of the applicable tenant, any applicable reductions arising from rental concessions and abatements, method for computing and the amount of Operating Expenses and granting Tenant a 2019 Base Year, taxes, and other expenses payable by tenants, parking, allowances, concessions and amenities (and any related charge) and the time the particular rate under consideration becomes effective, all to the same extent and in the same manner as the rental marketplace takes such factors into account). In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Operating Expenses (subject to new Base Year) and other items with respect to the Premises during the Extension Term.

(d) Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord’s sole discretion) for the Extension Term, and Tenant shall advise Landlord of any objection within ten (10) business days of receipt of Landlord’s notice. Failure to respond within the ten (10) business day period shall constitute Tenant’s acceptance of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties’ failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent.

(e) Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party who shall be a broker or appraiser with at least ten (10) years of brokerage or

Addendum One - 1

appraisal experience, as applicable, in the area of the Project. Either party may elect to arbitrate by sending written notice to the other party and the Regional Office of the American Arbitration Association within five (5) days after the thirty (30) day negotiating period provided in Paragraph (d), invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. The cost of the arbitration shall be paid by Landlord if the Fair Market Rent is that proposed by Tenant and by Tenant if the Fair Market Rent is that proposed by Landlord; and shall be borne equally otherwise. If the arbitrator has not determined the Fair Market Rent as of the end of the Lease Term, Tenant shall pay one hundred five percent (105%) of the Base Rent in effect under the Lease as of the end of the Lease Term until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(f) The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum One and to enter judgment upon the decision of the arbitrator.

(g) Except for the Fair Market Rent as determined above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to extend the Lease Term pursuant to this Addendum One or to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease.

(h) If Tenant does not give the Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice and the notice of Tenant’s objection under Paragraph (d).

(i) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term except as determined pursuant to the Fair Market Rent. The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.

(j) If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

(k) If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum One, the defined term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in Paragraph (g) above.

Addendum One - 2